PRELIMINARY COPY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION JUNE 3, 1996


                             GREENBRIAR CORPORATION
                               4265 Kellway Circle
                              Addison, Texas 75244

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            To Be Held July 12, 1996


Dear Stockholders of Greenbriar Corporation:

     You are cordially invited to attend a Special Meeting of Stockholders of Greenbriar Corporation (the "Company") to be held at 10:00 a.m., local time on July 12, 1996, at 4265 Kellway Circle, Addison, Texas 75244, to consider and vote upon a proposal (the "Proposal") to approve the right to convert all outstanding shares of Series D and Series E Preferred Stock into 1,962,458 shares (the "Conversion Shares") of the Company.

     The accompanying Proxy Statement forms a part of this Notice. You are not being asked to approve anything at the Special Meeting other than the Proposal. Pursuant to rules of the American Stock Exchange (the "Exchange"), stockholder approval of any increase in outstanding Common Stock of 20% or more is required, and you are being asked to approve the Proposal with regard to the Conversion Shares. See "Approval of Conversion Shares" in the accompanying Proxy Statement for a discussion of the effect of such approval.

     Only stockholders of record at the close of business on June 14, 1996 who own Common Stock or Series B or Series C Preferred Stock will be entitled to vote at the Special Meeting or any adjournments thereof. The affirmative vote of the holders of more than 50% of the outstanding shares of Common Stock and Series B and C Preferred Stock of the Company, voting as one class (these being the only securities of the Company entitled to vote at the Special Meeting), present and voting at the Special Meeting on such date is necessary to approve the Proposal. Although the Series D and Series E Preferred Shares are entitled to voting rights in general, such rights do not apply to the vote to be taken at the Special Meeting.

     All holders of Common Stock and Series B and C Preferred Stock, whether or not they expect to attend the Special Meeting in person, are requested to complete, sign, date and return the enclosed form of proxy in the accompanying envelope (which requires no additional postage if mailed in the United States). Your proxy will be revocable, either in writing or by voting in person at the Special Meeting, at any time prior to its exercise.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE. ANY HOLDER OF COMMON STOCK OR SERIES B OR SERIES C PREFERRED STOCK ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF A PROXY HAS BEEN RETURNED.


                                              By Order of the Board of Directors



                                              James R. Gilley, President

                                              June 21, 1996

                             GREENBRIAR CORPORATION
                               4265 Kellway Circle
                              Addison, Texas 75244

                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF STOCKHOLDERS
                            To Be Held July 12, 1996


     This Proxy Statement (the "Proxy Statement") and the accompanying proxy cards are being furnished to the holders of common stock, par value $.01 per share ("Common Stock"), and Series B and Series C Preferred Stock, par value $0.10 per share ("Series B and C Preferred Stock") (collectively, the "Stockholders"), of Greenbriar Corporation, a Nevada corporation ("Greenbriar" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company from the Stockholders for use at a special meeting of Stockholders of the Company (the "Special Meeting"). At the Special Meeting, the Stockholders of the Company will be asked to consider and vote upon a proposal (the "Proposal") to approve the right to convert all outstanding shares of Series D and Series E Preferred Stock into 1,962,458 shares (the "Conversion Shares") of Common Stock of the Company. Neither Nevada law nor the Company's Articles of Incorporation or Bylaws require stockholder approval of the Proposal; however, the rules of the American Stock Exchange (the "Exchange") require prior stockholder approval for the issuance of shares which will result in an increase in outstanding common stock of 20% or more. Consequently, you are being asked to approve the Proposal at the Special Meeting. See "Approval of Conversion Shares" for a discussion of the effect of such approval. This Proxy Statement and the enclosed forms of proxy are being mailed on or about June 21, 1996.


                              AVAILABLE INFORMATION


     Greenbriar is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such materials are available for inspection and reproduction at the public reference facilities of the Commission at its New York regional office, 75 Park Place, New York, New York 10007, and at its Chicago regional office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, material filed by the Company can be inspected at the offices of the Exchange, 86 Trinity Place, New York, New York 10006-1881.


                          VOTING AND PROXY INFORMATION


     The Board of Directors of the Company has fixed the close of business on June 14, 1996, as the record date (the "Record Date") for determining the holders of Common Stock and Series B and Series C Preferred Stock entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were outstanding 3,479,428 shares of Common Stock, 3,533 shares of Series B Preferred Stock and 20,000 shares of Series C Preferred Stock, the only outstanding securities of the Company entitled to vote at the Special Meeting. The 675,000 shares of Series D Preferred Stock and 1,949,949 shares of Series E Preferred Stock, although normally entitled to vote on all matters to come before a vote of the stockholders, are precluded by the Designations of Rights and Preferences governing the Series D and E Preferred Stock from voting on the Proposal at the Special Meeting to add the right to convert such shares into the Conversion Shares. The Common Stock, Series B and Series C Preferred Stock were held by approximately 3,900, 19 and 2 stockholders of record, respectively. All share numbers in this Proxy Statement have been adjusted to reflect the one-for-five reverse split of the Common Stock on December 1, 1995. Stockholders still holding certificates representing pre-split shares should contact the Company's transfer agent, American Stock Transfer Trust Company, at 40 Wall Street, New York, New York 10005, to obtain a Letter of Transmittal for the exchange of their shares.

     For each share held on the Record Date, a holder of Common Stock or Series B or Series C Preferred Stock is entitled to one vote on all matters properly brought before the Stockholders at the Special Meeting. Such votes may be cast in person or by proxy. Abstentions may be specified as to the approval of the Proposal. Under the rules of the Exchange, brokers holding shares for customers have authority to vote on certain matters when they have not received instructions from the beneficial owners, and do not have such authority as to certain other matters (so-called "broker nonvotes"). The Exchange rules prohibit member firms of the Exchange from voting on the Proposal without specific instructions from beneficial owners. The affirmative vote, either in person or by proxy, of the holders of more than 50% of the shares of Common Stock and Series B and Series C Preferred Stock outstanding as of the Record Date, voting as one class, is necessary to approve the Proposal. Accordingly, if a Stockholder abstains from voting certain shares on the approval of the Proposal, it will have the effect of a negative vote, but if a broker indicates that it does not have authority to vote certain shares, those shares will not be considered as shares present and entitled to vote with respect to the approval of the Proposal and therefore will have no effect on the outcome of the vote.

     On the Record Date, 1,210,000 shares of Common Stock, representing approximately 34.5% of shares entitled to vote, were held through a wholly owned corporation by James R. Gilley, President and Chief Executive Officer of the Company. An additional 1,195,000 shares (approximately 34.1% of shares entitled to vote) were held of record by Mr. Gilley, Mr. Gilley's spouse and adult children, both as individuals and as trustees for various family trusts. All such persons have indicated they will vote their shares outstanding for the approval of the Proposal, which will insure such approval by the Stockholders.

     All shares of Common Stock and Series B and Series C Preferred Stock that are represented at the Special Meeting by properly executed proxies received by the Company prior to or at the Special Meeting and not revoked will be voted at the Special Meeting in accordance with the instructions indicated in such proxies. Unless instructions to the contrary are specified in the proxy, each such proxy will be voted FOR the proposal to approve the issuance of the Conversion Shares.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, before the vote is taken at the Special
Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing and delivering a subsequent proxy relating to the same shares, or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation should be sent to:
Corporate Secretary, Greenbriar Corporation, 4265 Kellway Circle, Addison, Texas 75244.


                          APPROVAL OF CONVERSION SHARES


     Neither Nevada law nor the Company's Articles of Incorporation or Bylaws require Stockholder approval of the Proposal to add the right to convert Series D and E Preferred Stock into Common Stock. However, the rules of the American Stock Exchange (the "Exchange") require prior Stockholder approval for the issuance of shares which will result in an increase in outstanding Common Stock of 20% or more. Consequently, the Stockholders are being asked to approve the Proposal at the Special Meeting. Under Nevada law, any Stockholder voting in favor of the Proposal may be deemed to have waived any rights to challenge such transactions, while Stockholders voting against such transactions or abstaining from voting may continue to retain those rights. It should be noted, however, that under Nevada law Stockholders do not have dissenters' appraisal rights in connection with the Proposal, nor do Stockholders have preemptive rights to acquire any of the Conversion Shares.

Conversion of Preferred Stock

     In April 1996, the Company issued 675,000 shares of Series D preferred stock and 1,949,949 shares of Series E preferred stock, valued at approximately $14 million.

     At the time of the issuance of the Series D and E Preferred Stock, the Company agreed that it would submit to its Stockholders at a subsequent meeting a proposal to approve the conversion feature contained in the Designations of Rights and Preferences governing the Series D and E Preferred Stock, in order to permit conversion of two shares of Series D Preferred Stock into one share of Common Stock, and 1.2 shares of Series E Preferred Stock into one share of Common Stock.

     The adoption of the Designations of Rights and Preferences is a power granted to the Board of Directors of the Company by its Articles of Incorporation and by Nevada law. Approval of a conversion features contained in such Designations is required by a rule of the American Stock Exchange, and the Special Meeting is hereby held for the sole purpose of submitting the Proposal to add such conversion features, in accordance with the rules of the Exchange.

     Prior to conversion of the Series D and E Preferred Stock, there are a total of 6,127,910 shares having voting rights, of which 3,479,428 shares (56.8%) are Common Stock, 675,000 shares (11.1%) are Series D Preferred Stock, and 1,949,949 shares (31.8%) are Series E Preferred Stock. Following full conversion of the Series D and E Preferred Stock, there will be 5,465,518 shares having voting rights, and the voting percentage of the current holders of Common Stock will increase to 63.7%, while the voting percentage of the prior holders of Series D and E Preferred Stock owning shares of Common Stock after conversion will decrease to 6.2% and 29.6%, respectively.

Description of Capital Stock

     The authorized capital stock of Greenbriar consists of 100,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and 10,000,000 shares of Preferred Stock, par value $.10 per share (the "Authorized Preferred Stock"). The Authorized Preferred Stock may be designated in series, and five series of Preferred Stock have been designated, four of which are outstanding.

     Common Stock. The holders of Common Stock have no preemptive, conversion or redemption rights. The outstanding shares of Common Stock are fully paid and nonassessable. The holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Company has not paid cash dividends on the Common Stock during the last two fiscal years, and the Board of Directors currently intends to retain earnings for further development of its business and not to pay cash dividends on the Common Stock in the foreseeable future. No dividends can be paid on the Common Stock while dividends are in arrears on any Series of Preferred Stock. The Company is not currently in arrears on any dividends payable on the Preferred Stock. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of Stockholders and do not possess cumulative voting rights. The registrar and transfer agent for the Common Stock is American Stock Transfer and Trust Company, New York, New York.

     Terms of Series D Preferred Stock. The Board of Directors has approved the designation of the Series D Preferred Stock consisting of 675,000 shares and having the rights and preferences summarized below. The Series D Preferred Stock is a separate series of Preferred Stock within the 10,000,000 shares of authorized Preferred Stock of the Company. Following is a brief summary of certain provisions of the Series D Preferred Stock.

     Dividends. Series D Preferred Stock bear dividends at the rate of 10.3% per annum on the Issue Price (defined below) thereof, payable quarterly. At the election of the Board, dividends may be accumulated and will be payable in cash when and as declared by the Board. No dividends may be paid or declared (other than a dividend payable in Common Stock), and no distribution (of other securities or any other property) may be made, on Common Stock or any other class or series of stock ranking junior to the Series D Preferred Stock while any dividends on Series D Preferred Stock remains accumulated and unpaid. No Common Stock or any other class or series of stock ranking junior to the Series D Preferred Stock may be redeemed or purchased by the Company while any dividends on Series D Preferred Stock remains accumulated and unpaid.

     Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, the holder of each share of Series D Preferred Stock then outstanding will be entitled to be paid, along with and pari passu with the holders of Series A, B, C and E Preferred Stock an amount in cash equal to $5.00 (the "Issue Price") for each share of such Series D Preferred Stock, together with any accumulated and unpaid dividends thereon, before any distribution or payment on Common Stock. Thereafter, the holders of Common Stock then outstanding will together be entitled to receive ratably all the remaining assets of the Company.

     Redemption. Provided there are no accumulated and unpaid dividends on Series D Preferred Stock, the Series D Preferred Stock may be redeemed at the Issue Price at any time by the Company upon written notice to the record holders thereof.

     Conversion. The Designation of Rights and Preferences governing the Series D Preferred Stock provides that following approval at the Special Meeting, each two shares of Series D Preferred Stock will be convertible, at the option of the holder thereof at any time commencing one year following the date of issuance thereof, into one share of Common Stock. Such initial conversion rate will be subject to certain anti-dilution adjustments from time to time for stock splits, stock dividends, reclassifications and similar items affecting the number of outstanding shares of Common Stock so as to fairly and equitably preserve as reasonably as possible the original conversion rights of the Series D Preferred Stock. The 675,000 shares of D Preferred Stock will initially be convertible into 337,500 shares of Common Stock.

     Voting Rights. Holders of Series D Preferred Stock have the right to vote together with the holders of Common Stock, and not as a separate class (except as hereafter described), on any matters to come before the vote of stockholders, and each share of Series D Preferred Stock is entitled to one vote, or an aggregate of 675,000 votes, whereas if the Series D Preferred Stock is converted at the initial conversion rate into 337,500 shares of Common Stock, the former holders of Series D Preferred Stock will have an aggregate of only 337,500 votes. In addition, holders of Series D Preferred Stock, voting as a separate class by majority vote, must approve any amendment to the Designation of Rights and Preferences of Series D Preferred Stock, to (i) increase or decrease the number of authorized shares of Series D Preferred Stock, (ii) increase or decrease the Issue Price, (iii) effect an exchange, reclassification or cancellation of all or part of the shares of Series D Preferred Stock, (iv) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into shares of Series D Preferred Stock, (v) change the designations, preferences, limitations, or relative rights of the Series D Preferred Stock, (vi) change the shares of Series D Preferred Stock into the shares of another class, or (viii) cancel or otherwise affect accumulated but undeclared dividends on the Series D Preferred Stock. Holders of Series D Preferred Stock do not have the right to vote at the Special Meeting for approval of the Proposal, but will be asked to consent to the action of the Stockholders at the Special Meeting, if approved.

     Preemptive Rights. Except with respect to the anti-dilution rights referenced above under "Conversion", no holder of Series D Preferred Stock will be entitled as a matter of right to subscribe or receive additional shares of any class of stock of the Company, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into such stock.

     Ownership by Officers and Directors. 100% of the Series D Preferred Stock is held by James R. Gilley and certain family members and affiliates of James R. Gilley. See "Principal Stockholders and Security Ownership of Management Before and After Conversion."

     Terms of Series E Preferred Stock. Greenbriar's Board of Directors has approved the designation of the Series E Preferred Stock consisting of 1,949,949 shares and having the rights and preferences summarized below. The Series E Preferred Stock is a separate series of preferred stock within the 10,000,000 shares of authorized Preferred Stock of the Company. Following is a brief summary of certain provisions of the Series E Preferred Stock.

     Dividends. Series E Preferred Stock will bear no dividend except that a 12% cumulative dividend shall commence 27 months following the date of issue if the conversion right is not approved. No dividends may be paid or declared (other than a dividend payable in Common Stock), and no distribution (of other securities or any other property) may be made, on Common Stock or any other class or series of stock ranking junior to the Series E Preferred Stock while any dividends on Series E Preferred Stock remains accumulated and unpaid. No Common Stock or any other class or series of stock ranking junior to the Series E Preferred Stock may be redeemed or purchased by the Company while any dividends on Series E Preferred Stock remain accumulated and unpaid.
                                      - 4 -

     Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, the holder of each share of Series E Preferred Stock then outstanding will be entitled to be paid, along with and pari passu with the holders of Series A, B, C and D Preferred Stock an amount in cash equal to $9.514 (the "Issue Price") for each share of such Series E Preferred Stock, together with any accumulated and unpaid dividends thereon, before any distribution or payment on Common Stock. Thereafter, the holders of Common Stock then outstanding will together be entitled to receive ratably all the remaining assets of the Company.

     Redemption. Provided there are no accumulated and unpaid dividends on Series E Preferred Stock, the Series E Preferred Stock may be redeemed at the Issue Price at any time by the Company upon written notice to the record holders thereof on the Company's books.

     Conversion. The Designation of Rights and Preferences governing the Series E Preferred Stock provides that following approval of the Stockholders at the Special Meeting, each 1.2 shares of Series E Preferred Stock will be convertible, at the option of the holder thereof, into one share of Common Stock. If so converted, the 1,949,949 shares of Series E Preferred Stock will convert into 1,624,958 shares of Common Stock.

     Voting Rights. Holders of Series E Preferred Stock have the right to vote together with the holders of Common Stock, and not as a separate class (except as hereafter described), on any matter to come before the vote of stockholders, and each share of Series E Preferred Stock is entitled to one vote, or an aggregate of 1,949,949 votes. However, if the Series E Preferred Stock is converted into 1,624,958 shares of Common Stock, the former holders of Series E Preferred Stock will hold an aggregate of only 1,624,958 votes. In addition, Holders of Series E Preferred Stock, voting as a separate class by majority vote, must approve any amendment to the Designation of Rights and Preferences of Series E Preferred Stock to (i) increase or decrease the number of authorized shares of Series E Preferred Stock, (ii) increase or decrease the Issue Price,
(iii) effect an exchange, reclassification or cancellation of all or part of the shares of Series E Preferred Stock, (iv) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into shares of Series E Preferred Stock, (v) change the designations, preferences, limitations, or relative rights of the Series E Preferred Stock, (vi) change the shares of Series E Preferred Stock into the shares of another class, or (viii) cancel or otherwise affect accumulated but undeclared dividends on the Series E Preferred Stock. Holders of Series E Preferred Stock do not have the right to vote at the Special Meeting, but will be asked to consent to the action of the Stockholders at the Special Meeting, if approved.

     Preemptive Rights. Except with respect to the anti-dilution rights referenced above under "Conversion", no holder of Series E Preferred Stock will be entitled as a matter of right to subscribe or receive additional shares of any class of stock of the Company, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into such stock.

     Ownership of Directors and Officers. See "Principal Stockholders and Security Ownership of Management Before and After Conversion".

Capitalization

     The following table presents the capitalization of the Company at March 31, 1996, and as adjusted to show the effect of the full conversion of the Series D and Series E Preferred Stock. Amounts shown for the four series of Preferred Stock constitute their liquidation preferences. Proforma for March 31, 1996 full conversion

         Series B Preferred Stock      $   353,000                $   353,000
         Series C Preferred Stock        2,000,000                  2,000,000
         Series D Preferred Stock        3,375,000                       -
         Series E Preferred Stock       18,552,000                       -
         Common Stock                   18,243,000                 40,170,000
                                       -----------                 ----------

         Total stockholders' equity    $42,523,000                $42,523,000
                                       ===========                ===========

         Per common share                    $5.24                      $7.38
                                             =====                      =====

                  PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP
                    OF MANAGEMENT BEFORE AND AFTER CONVERSION


Securities Ownership of Certain Beneficial Owners

     The following table sets forth as of March 31, 1996, certain information with respect to all Stockholders known by the Company to own beneficially more than 5% of the outstanding Common Stock and Series C, D and E Preferred Stock (which are the only outstanding classes of voting securities of the Company, except for Series B Preferred Stock), as well as information with respect to the Company's Common Stock and Series C, D and E Preferred Stock owned beneficially by each director, by each executive officer whose compensation from the Company in 1995 exceeded $100,000, and by all directors and executive officers as a group. Unless otherwise indicated, each of such stockholders has sole voting and investment power with respect to the shares beneficially owned. The number of shares of Series B Preferred Stock outstanding and convertible into Common Stock is immaterial and no information has been provided below regarding Series B Preferred Stock ownership. All shares of Common Stock have been adjusted for the 1 for 5 reverse split effected in December 1995.


                                     Series C, D and E
                                      Preferred Stock                                       Common Stock
                            --------------------------------     -------------------------------------------------------------------
    Name and Address              Number             Percent         Number           Percent     Number of Shares-        Percent
      of Beneficial              of Shares             of              of               of       Assuming Conversion          of
          Owner                                      Series          Shares            Class    of Preferred Stock by       Class
                                                                                                      Holder
- - ----------------------      ---------------------   --------     -----------------   --------     -------------------      ---------
James R. Gilley               480,330<F2><F4><F5>     71.2%      1,810,000<F4><F5>     49.2%         2,050,165               36.2%
4265 Kellway Circle
Addison, Texas  75244

Sylvia M. Gilley              275,266<F2><F4><F5>     40.8%        936,000<F4><F5>     26.9%         1,073,633               19.6%
13711 Creekside Place
Dallas, Texas  75248

W. Michael Gilley              37,057<F2><F6>          5.5%        261,000<F6>          7.5%           279,528                5.1%
4265 Kellway Circle
Addison, Texas 74244

Victor L. Lund              1,457,953<F3>             75.8%            -                -            1,214,961               22.2%
816 N.E. 87th Ave.
Vancouver, WA 98664

Gene S. Bertcher                     -                 -            74,000<F7>          2.1%            74,000                1.3%
4265 Kellway Circle
Addison, Texas  75244

Robert L. Griffis                    -                 -            30,000<F8>          0.9%            30,000                0.5%
4265 Kellway Circle
Addison, Texas  75244

                                      - 6 -


Michael E. McMurray                  -                 -               -                -                  -                  -
5330 Merrick Rd.
Massapequa, NY 11758

Matthew G. Gallins                   -                 -            24,000<F9>          0.7%            24,000                0.4%
715 Stadium Drive
Winston-Salem, NC 27101

Paul G. Chrysson                     -                 -               -                -                  -                  -
1045 Burke Street
Winston-Salem, NC 27101

Richards D. Barger                   -                 -               200              -                  200                -
945 San Marino Ave.
San Marino, CA 91108

Steven R. Hague                      -                 -               -                -                  -                  -
1650 Bank One Tower
221 W. Sixth Street
Austin, Texas 78701

Don C. Benton                        -                 -               -                -                  -                  -
9200 Inwood Road
Dallas, Texas 75220

Paul W. Dendy                   19,360<F3>             1.0%         10,000<F10>         0.3%            26,133                0.4%
816 N.E. 87th Ave.
Vancouver, WA 98664

Mark W. Hall                    84,442<F3>             4.4%         10,000<F10>         0.3%            80,368                1.5%
816 N.E. 87th Ave.
Vancouver, WA 98664

Richard C.W. Mauran             10,000<F1>            50.0%            -                -               66,667                1.2%
c/o  Greenbriar Corporation
4265 Kellway Circle
Addison, Texas 75244

Cove Capital                    10,000<F1>            50.0%            -                -               66,667                1.2%
  Corporation
245 East 54th Street
New York, NY 10022

All executive officers         517,387<F2>            76.6%      2,215,200             59.5%         4,034,049               71.2%
and directors (and           1,586,675<F3>            82.5%
nominees) as a group
(13 persons)
                                      - 7 -

<F1> Represents  Series C Preferred  Stock  which  votes with  Common  Stock and
     Series B, D and E Preferred Stock as one class. Series C Preferred Stock is convertible into Common Stock at a rate of 6.67 shares of Common Stock for each share of Series C Preferred Stock.

<F2> Represents  Series D Preferred  Stock  which  votes with  Common  Stock and
     Series B, C and E Preferred Stock as one class. Series D Preferred Stock is convertible into Common Stock, beginning March 15, 1997, provided holders of Common Stock and Series B and C Preferred Stock approve the convertibility feature by a majority vote at the Special Meeting, at a rate of one share of Common Stock for two shares of Series D Preferred Stock.

<F3> Represents  Series E Preferred  Stock  which  votes with  Common  Stock and
     Series B, C and D Preferred Stock as one class. If holders of a majority of the outstanding Common Stock and Series B and C Preferred Stock approved the conversion feature for the Series E Preferred Stock at the Special Meeting, it will be convertible at a rate of one share of Common Stock for
     1.2 shares of Series E Preferred Stock.

<F4> Consists of 1,210,000 shares of Common Stock and 355,927 shares of Series D
     Preferred Stock owned by JRG Investments, Inc. ("JRG"), a corporation wholly owned by Mr. Gilley, 400,000 shares of Common Stock and 117,653 shares of Series D Preferred Stock owned by a grantor trust for the benefit of James R. and Sylvia M. Gilley, options to purchase 200,000 shares of Common Stock at $10.75 per share, exercisable through December 1, 2000, and 6,750 shares of Series D Preferred Stock owned by Mr. Gilley. Mr. Gilley and JRG have pledged 1,166,363 shares of Common Stock, and Mr. Gilley has pledged all of his shares in JRG, to MS Holding Corp., a nonaffiliated entity, as collateral for repayment of a $5,700,000 promissory note payable by JRG to MS Holding Corp. The note requires payment of annual interest only until May 23, 1997, when the principal balance and all accrued interest is due and payable. Failure to repay such note when due could have an effect on the control of the Company. Of the shares of Common Stock owned by the grantor trust, 200,000 shares were acquired by the trust from the Company in November 1993 in consideration of a $2,250,000 partial recourse promissory note executed by the grantor trust and Mr. Gilley (as co-maker). This note bears interest at an annual rate of 5.5% until November 2003, when the entire principal balance and all accrued interest is due. The note is collateralized by the 200,000 shares purchased by the grantor trust, and the grantor trust and Mr. Gilley (as co-maker) have personal recourse only for the first 20% of the principal balance.

<F5> Mrs. Gilley is the spouse of James R. Gilley. Consists of 400,000 shares of
     Common Stock and 117,653 shares of Series D Preferred Stock owned by the grantor trust for the benefit of Mr. and Mrs. Gilley, and 536,000 shares of Common Stock and 157,613 shares of Series D Preferred Stock owned of record. Other than shares owned by the grantor trust, Mrs. Gilley disclaims any beneficial ownership of the shares owned by Mr. Gilley and JRG. Mr. Gilley and JRG disclaim beneficial ownership of the shares owned by Mrs. Gilley.

<F6> Consists  of 96,000  shares of Common  Stock and 37,057  shares of Series D
     Preferred Stock owned of record, 30,000 shares of Common Stock issued for promissory notes of $237,500, for which the shares are pledged as collateral, 5,000 shares of Common Stock owned by Bartram Investment Properties, Inc., a wholly owned corporation, and 130,000 shares of Common Stock owned by five trusts for which Mr. Gilley acts as co-trustee for the benefit of the children and grandchildren of James R. and Sylvia M. Gilley.


                                      - 8 -


<F7> Consists of 43,000 and 11,000 shares of Common Stock issued for  promissory notes of $72,500, for which the shares are pledged as collateral, and options to purchase 20,000 shares of Common Stock for $11.25 per share vesting over nine years, of which 2,000 shares vested immediately and the remainder vest over a nine year period beginning January 1, 1994.

<F8> In November 1992, Mr. Griffis  obtained a loan from the Company for $75,000 which was used to exercise options to purchase 30,000 shares of the Company's Common Stock. The loan is collateralized by the shares purchased by Mr. Griffis.

<F9> Consists  of 20,000  shares of Common  Stock owned by a trust for which Mr.
     Gallins acts as co-trustee for the benefit of one of the grandchildren of James R. and Sylvia M. Gilley and 4,000 shares of Common Stock owned by Matthew G. Gallins LLC.

<F10>Represents options to purchase 10,000 shares of Common Stock,  one-third of which vest on each of March 15, 1997, 1998 and 1999.


                        MARKET PRICE AND DIVIDEND POLICY


     The Company's Common Stock is listed on the American Stock Exchange and traded under the symbol "GBR".

     As of the Record Date, there were approximately 3,900 stockholders of record of the Common Stock. The following table sets forth the high and low sales prices on the American Stock Exchange for the periods indicated.


                                    1994*                        1995*
                           -----------------------------------------------------
                             High           Low          High           Low
First Quarter              $12 1/2        $9 1/16       $ 8 3/4        $5
Second Quarter              11 1/4         8 1/4         10 15/16       5 5/16
Third Quarter               10 5/8         5 5/16        13 7/16        9 1/16
Fourth Quarter               7 13/16       4 3/8         13 7/16        7 3/16

                               PROXY SOLICITATION


     Proxies are being solicited from the Company's Stockholders by and on behalf of the Board of Directors of the Company. The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers, and employees of the Company in person or by telephone, telegram, or other means of communication. Such directors, officers, and employees will not be additionally compensated for such services but may be reimbursed for out-of-pocket expenses incurred by them in connection with such solicitation. Arrangements will also be made with custodians, nominees, and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of Common Stock held of record by such persons.


                                  OTHER MATTERS


     The Board of Directors does not intend to bring any other matters before the Special Meeting and has not been informed that any other matters are to be presented to the Special Meeting by others. In the event that other matters properly come before the Special Meeting or any adjournments thereof it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgement.


                             DEADLINE FOR SUBMISSION
                          OF PROPOSALS TO BE PRESENTED
                   AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS


     Any Stockholder who intends to present a proposal at the 1997 Annual Meeting of Stockholders must file such proposal with the Company by January 3, 1997 for possible inclusion in the Company's proxy statement and form of proxy relating to the meeting.


                                           By Order of the Board of Directors

                                           James R. Gilley,
                                           President and Chief Executive Officer